T3 Motion, Inc Receives Extension for Listing on NYSE MKT

Costa Mesa, CA (March 20, 2013) www.t3motion.com - T3 Motion, Inc. (NYSE MKT: TTTM) (the “Company”) a producer of personal electric vehicles, announced today that on March 15, 2013, the Company has received written notification regarding the results of its appeal held on March 4th, 2013, before the Panel of the NYSE MKT, LLC (NYSE MKT, or the “Exchange”) regarding the Company’s compliance with the continued listing standards of the Exchange.

After considering the Company’s presentations, as well as prior written submissions the Panel unanimously decided to defer further action on the appeal. The Panel concluded that it would test the Company’s representations over the next two months before making its final decision. As such, the Panel requested the Staff to provide a report of the Company’s operations through May 15, 2013.

While the Company did not dispute that it was financially impaired when the staff first cited it for noncompliance with the continued listing standards, the Company now contends that recently it has attracted new equity capital and a new CEO, has reduced product costs as well as operating expenses, obtained an agreement to outsource manufacturing, arranged a factoring agreement and is continuing to develop its dealer network.

Should the Staff’s report conclude that the Company is no longer financially impaired, this delisting proceeding will be dismissed. Should the Staff’s Report not so conclude, the Company will have until the close of business on the second business day after the Company receives the Staff’s Report to submit to the Panel a written response. The Panel will then render its final decision in writing.

About T3 Motion, Inc.

T3 Motion, Inc. (AMEX: TTTM) designs, markets and manufacturesthe T3 Series, an electric stand up vehicle. Headquartered in Orange County, California, T3 Motion, Inc. is dedicated to raising the bar on environmental standards and law enforcement and security capabilities in personal mobility technology. More than 3,000 T3 Series vehicles have been deployed in over 30 countries worldwide. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact William Tsumpes, CEO T3 Motion, Inc. (714) 619-3600 investor@t3motion.com